EXHIBIT 99.2

QUAMTEL INC.
UNAUDITED PROFORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

On December 9, 2009, the Company entered into and closed a Membership Interest Purchase Agreement to acquire all of the outstanding membership interests of Mobile Internet Devices, LLC, a Florida limited liability company, which was subsequently reorganized and renamed Data Jack, Inc., a Texas corporation ("Data Jack"). Consideration for this acquisition included 1,500,000 shares of the Company's common stock, 5-year warrants to purchase the Company's common stock at $2.68 per share, and a royalty based on Data Jack's future earnings. The unaudited proforma condensed consolidated statement of operations assumes that the Membership Interest Purchase Agreement was consummated as of the earliest date presented in these statements.

The unaudited proforma condensed consolidated statement of operations has been prepared based on currently available information and assumptions that are deemed appropriate by the Company's management. The proforma information is for informational purposes only and is not intended to be indicative of the actual results that would have been reported had the transaction occurred on the dates indicated, nor does the information represent a forecast of the financial condition or results of operation of the Company for any future period.

Quamtel, Inc.
Unaudited Proforma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2009

			Proforma		Post-
	Quamtel, Inc	Data Jack, Inc.	Adjustments		Acquisition

Revenues	$2,409,737	$153,837			$2,563,574

Cost of sales	1,586,281	159,215			1,745,496

Gross profit	823,456	(5,378)	-		818,078

Operating expenses:
Compensation, consulting and related expenses	1,736,773	9,100			1,745,873
General and administrative expenses	880,765	38,020			918,785
Depreciation	89,756	-			89,756
Total operating expenses	2,707,294	47,120	-		2,754,414

Loss from operations before income taxes	(1,883,838)	(52,498)	-		(1,936,336)

Other expense:
Interest and financing expense	26,799	-			26,799
Total other expense	26,799	-	-		26,799

Loss before income taxes	(1,910,637)	(52,498)	-		(1,963,136)

Income tax expense (benefit)	(971)	-			(971)

Net loss	$(1,909,666)	$(52,498)	$-		$(1,962,165)

Basic and diluted loss per share:

Loss from operations before income taxes	$(0.11)				$(0.11)
Income tax expense (benefit)	(0.00)				(0.00)

Loss per share	$(0.11)				$(0.11)

Weighted average number of shares outstanding	16,676,668		1,500,000	(1)	18,176,668

See accompanying notes to unaudited proforma condensed consolidated statement of operations.

QUAMTEL, INC.

NOTES TO UNAUDITED PROFORMA CONDENSED STATEMENT OF OPERATIONS

(1) Adjustment to Common Shares

The 1,500,000 common shares issued in conjunctions with the Membership Interest Purchase Agreement were added to the proforma weighted average number of shares outstanding.